Sub-Item 77Q1: Exhibit B

BANCROFT CONVERTIBLE FUND, INC.
AUDIT COMMITTEE CHARTER
(Adopted Effective April 19, 2000)

1.	The membership of the Audit Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member that has past employment experience in finance or accounting, or any other experience or background that results in the individual's financial sophistication. Each member shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the AMEX listing standards.

2.	The purposes of the Audit Committee are:

(a)	to oversee the Funds' accounting and financial reporting
policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers;

(b)	to oversee the quality and objectivity of the Funds' financial statements and the independent audit thereof; and

(c)	to act as a liaison between the Funds' independent auditors
and the full Board of Directors.

The function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the auditor's responsibility to plan and carry out a proper audit. The independent auditors are ultimately accountable to the Board and the Committee.

3.	To carry out its purposes, the Audit Committee shall have the following duties and powers:

(a)	to recommend the selection, retention or termination of
auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to the manager, and to receive from the auditors a formal written statement delineating all relationships between the auditor and the Funds;

(b)	to meet with the Funds' independent auditors, including
private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to discuss any matters of concern relating to the Funds' financial statements, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); (iii) to consider the auditors' comments with respect to the Funds' financial policies, procedures and internal accounting controls and management's responses thereto; and (iv) to review the form of opinion the auditors propose to render to the Board and shareholders;

(c)	to consider the effect upon the Funds of any changes in
accounting principles or practices proposed by management or the auditors;

(d)	to review the fees charged by the auditors for audit and non-
audit services;

(e)	to investigate improprieties or suspected improprieties in
fund operations; and

(f)	to report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

4.	The Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require.

5.	The Committee shall regularly meet with the Treasurer of the Funds.

6.	The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the appropriate Fund(s).

7.	The Committee shall review this Charter at least annually and recommend any changes to the full Board of Directors.